Exhibit 99.1

Media	Investors
Ancel Martinez	Jim Rowe
415-222-3858	415-396-8216

Suzanne M. Vautrinot Elected To the Board of

Wells Fargo & Company

SAN FRANCISCO, February 24, 2015 - Wells Fargo & Company (NYSE:WFC) said today that its board of directors has elected Suzanne M. “Zan” Vautrinot, a retired Major General and Commander in the United States Air Force, to the company’s board of directors, effective immediately.

Vautrinot will serve on the board’s Audit and Examination Committee, and her election increases the size of the company’s board to 16 directors. During her highly decorated 31-year career with the U.S. Air Force, Vautrinot served in various leadership capacities, including as Commander, 24th Air Force and Air Forces Cyber where she oversaw a large, multi-billion dollar cyber enterprise responsible for operating, extending, maintaining, and defending the Air Force portion of the Department of Defense global network.

“Zan is an outstanding addition to our board,” said John Stumpf, Wells Fargo chairman and chief executive officer. “In addition to her vast cyber expertise, she has led large, complex, global organizations which will bring operational, strategic, and innovative technology skills to the board as we continue to focus on satisfying our customers’ financial needs and reducing risk to our shareholders and our customers.”

“I am honored to join Wells Fargo’s board,” said Vautrinot. “The company’s clear focus on its vision to help customers succeed financially and its commitment to being best in class at risk management is impressive. I look forward to working with the board and management as Wells Fargo continues to play a vital role in the economic health of our nation.”

“Zan brings more than 30 years of technology, cyber security and cyber operations expertise to our board,” said Stephen W. Sanger, lead director of Wells Fargo’s board and chair of its Governance and Nominating Committee. “Her role in the establishment and development of cyber defense operations for the U.S. Air Force and our nation will bring a unique perspective to the board at a time when protecting financial institutions and the financial system from cyber threats is a top priority.”

Vautrinot retired from the U.S. Air Force in October 2013 after 31 years of service. During her career with the U.S. Air Force, she served in a number of leadership positions, including as Major General and Commander, 24th Air Force, Air Forces Cyber and Air Force Network Operations from April 2011 to October 2013, Director of Plans and Policy, U.S. Cyber Command and Deputy Commander, Network Warfare, U.S. Strategic Command from June 2008 to December 2010, and Commander, Air Force Recruiting Service from July 2006 to June 2008.

She has been awarded numerous medals and commendations, including the Defense Superior Service Medal and Distinguished Service Medal. She earned a Bachelor of Science degree from the U.S. Air Force Academy and a Master of Science in systems management from the University of Southern California, and was a National Security Fellow at the John F. Kennedy School of Government at Harvard University. Currently, Vautrinot is President of Kilovolt, Inc., a cyber-security strategy and technology consulting firm. She also serves on the boards of directors of Ecolab Inc. and Symantec Corporation.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.7 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,700 locations, 12,500 ATMs, and the internet (wellsfargo.com), and has offices in 36 countries to support customers who conduct business in the global economy. With approximately 265,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2014 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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